FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

         AGREEMENT made as of September 22, 2005, by and between First Trust Exchange-Traded Fund (the "Fund"), and The Bank of New York, a New York banking organization ("BNY").


                                   WITNESSETH:

         WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund desires to retain BNY to provide for the portfolios identified on Exhibit A hereto (each, a "Series") the services described herein, and BNY is willing to provide such services, all as more fully set forth below;

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

          1. Appointment. The Fund hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein. BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

          2. Representations and Warranties. The Fund hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:

                   (a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

                   (b) This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms;

                   (c) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Declaration of Trust or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement; and

                   (d) To the extent the performance of any services described in Schedule II attached hereto by BNY in accordance with the then effective Prospectus (as hereinafter defined) for the Fund would violate any applicable laws or regulations, the Fund shall immediately so notify BNY in writing and thereafter shall either furnish BNY with the appropriate values of securities, net asset value or other computation, as the case may be, or, subject to the prior approval of BNY, instruct BNY in writing to value securities and/or compute net asset value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Prospectus.

          3. Delivery of Documents. (a) The Fund will promptly deliver to BNY true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

                   (i) The Fund's Declaration of Trust or other organizational document and all amendments thereto (the "Fund Agreement");

                  (ii)     The Fund's bylaws (the "Bylaws");

                 (iii) Resolutions of the Fund's Board of Trustees authorizing the execution, delivery and performance of this Agreement by the Fund;

                  (iv) The Fund's registration statement most recently filed with the Securities and Exchange Commission (the "SEC") relating to the shares of the Fund (the "Registration Statement");

                   (v) The Fund's Notification of Registration under the 1940 Act on Form N-8A filed with the SEC; and

                  (vi) The Fund's Prospectus and Statement of Additional Information pertaining to the Series (collectively, the "Prospectus").

         (b) The copy of the Fund Agreement shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Fund Agreement is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNY. Each copy of the Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be certified by the Secretary or an Assistant Secretary of the Fund.

         (c) It shall be the sole responsibility of the Fund to deliver to BNY its currently effective Prospectus and BNY shall not be deemed to have notice of any information contained in such Prospectus until it is actually received by BNY.

          4. Duties and Obligations of BNY. (a) Subject to the direction and control of the Fund's Trustees and the provisions of this Agreement, BNY shall provide to the Fund (i) the administrative services set forth on Schedule I attached hereto and (ii) the valuation and computation services listed on
Schedule II attached hereto.

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         (b) In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.

         (c) BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Fund, distribution of shares of the Fund, maintenance of the Fund's financial records, except to the extent specifically set forth herein or other services normally performed by the Funds' respective counsel or independent auditors.

         (d) Upon receipt of the Fund's prior written consent (which shall not be unreasonably withheld), BNY may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. Notwithstanding the foregoing, no Fund consent shall be required for any such delegation to any other subsidiary of The Bank of New York Company, Inc. BNY shall not be liable to the Fund for any loss or damage arising out of, or in connection with, the actions or omissions to act of any delegee or agent unaffiliated with BNY and utilized hereunder so long as BNY acts in good faith and without negligence or willful misconduct in the selection of such delegee or agent.

         (e) The Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any) and transfer agent to cooperate with BNY and to provide BNY, upon request, with such information or documents relating to the Fund as is within the possession or knowledge of such persons, in order to enable BNY to perform its duties hereunder. In connection with its duties hereunder, BNY shall be entitled to rely, and shall be held harmless by the Fund when acting in reliance, upon the instructions, advice or any documents provided to BNY from (i) a person reasonably believed by BNY to have been identified by the Fund as authorized to give advice on behalf of the Fund or its advisors (each an "Authorized Person"),
(ii) Fund counsel, (iii) the Fund's independent accountants, (iv) the Fund's adviser and (v) the Fund's distributor. BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice from legal counsel or independent accountants to be provided to BNY as provided herein. All fees or costs charged by such persons shall be borne by the Fund.

         (f) Nothing in this Agreement shall limit or restrict BNY, any affiliate of BNY or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder.

         (g) The Fund shall furnish BNY with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses. BNY shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to BNY the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. The Fund shall also furnish BNY with bid, offer, or market values of the Fund's portfolio securities ("Securities") if BNY notifies the Fund that same are not available to BNY from a security pricing or similar service utilized, or subscribed to, by BNY which BNY in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Fund also may furnish BNY with bid, offer, or market values of Securities and instruct BNY to use such information in its calculations hereunder. BNY shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service. In no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Fund.

         (h) BNY may apply to an officer of the Fund for written instructions with respect to any matter arising in connection with BNY's performance hereunder for the Fund, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions. Such application for instructions may, at the option of BNY, set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and BNY shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY has received written instructions in response to such application specifying the action to be taken or omitted.

         (i) If BNY shall be in doubt as to any question of law pertaining to any action it should or should not take, BNY may request advice from outside counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or BNY, at the option of BNY). The Fund shall pay the reasonable cost of any counsel retained by BNY with prior notice to the Fund.

         (j) Notwithstanding any other provision contained in this Agreement or
Schedule I or II attached hereto, BNY shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to the Fund, (ii) the taxable nature or effect on the Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Fund to its shareholders, or (iv) the effect under any federal, state, or foreign income tax laws of the Fund making or not making any distribution or dividend payment, or any election with respect thereto.

         (k) BNY shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedules I and II attached hereto, and no covenant or obligation shall be implied against BNY in connection with this Agreement.

         (l) BNY, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by any Authorized Person on behalf of the Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of Series' liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of Securities; and amounts receivable or amounts payable for the sale or redemption of Fund shares effected by or on behalf of the Fund. In the event BNY's computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which BNY in its judgment deems reliable, BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY shall not be required to inquire into any valuation of securities or other assets by the Fund or any third party described in this paragraph (l) even though BNY in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

         (m) BNY, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Fund.

         (n) BNY shall not be responsible for delays or errors which occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, communications or computer (hardware or software) services. Nor shall BNY be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY in the performance of its duties under this Agreement.

          5. Allocation of Expenses. Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Fund's Trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of the Fund shares, fees and expenses incident to the registration or qualification under federal or state securities laws of the Fund or its shares, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy material to the Fund's shareholders, all expenses incidental to holding meetings of the Fund's Trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting the Fund and legal obligations relating thereto for which the Fund may have to indemnify its Trustees, directors and officers.

          6. Standard of Care; Indemnification. (a) Except as otherwise provided herein, BNY shall not be liable for any costs, expenses, damages, liabilities or

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claims (including attorneys' and accountants' fees) incurred by the Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY's own negligence or willful misconduct. In no event shall BNY be liable to the Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action, but BNY shall be liable to the Fund for direct money damages caused by BNY's own negligence or willful misconduct. BNY shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond BNY's control, unless such loss, damage or expense arises out of the negligence or willful misconduct of BNY.

         (b) The Fund shall indemnify and hold harmless BNY from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Fund), and reasonable attorneys' and accountants' fees relating thereto, which are sustained or incurred or which may be asserted against BNY, by reason of or as a result of any action taken or omitted to be taken by BNY in good faith hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same, (ii) the Fund's Registration Statement or Prospectus, (iii) any instructions of an Authorized Person, or (iv) any opinion of legal counsel for the Fund or BNY, or arising out of transactions or other activities of the Fund which occurred prior to the commencement of this Agreement; provided, that the Fund shall not indemnify BNY for costs, expenses, damages, liabilities or claims for which BNY is liable under preceding 6(a). This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, the Fund shall indemnify BNY against and save BNY harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

                   (i) Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by any third party described above in 4(e) or 4(h) above;

                  (ii) Action or inaction taken or omitted to be taken by BNY pursuant to written or oral instructions of the Fund or otherwise without negligence or willful misconduct;

                 (iii) Any action taken or omitted to be taken by BNY in good faith in accordance with the advice or opinion of counsel for the Fund or its own outside counsel;

                  (iv) Any improper use by the Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY pursuant to this Agreement;

                   (v) The method of valuation of the securities and the method of computing each Series' net asset value; or

                  (vi) Any valuations of securities or net asset value provided by the Fund.

         (c) Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by BNY to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for the Fund or its own outside counsel, shall be conclusively presumed to have been taken or omitted in good faith.

          7. Record Retention and Confidentiality. BNY shall keep and maintain on behalf of the Fund all books and records which the Fund and BNY are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including, without limitation, Rules 31a-1 and 31a-2 under the 1940 Act. BNY further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Fund, by the investment adviser to the Fund, or by the SEC at reasonable times.

          8. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or BNY and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or BNY a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if: (a) it is necessary for BNY to release such information in connection with the provision of services under this Agreement; (b) it is already known to the receiving party at the time it is obtained; (c) it is or becomes publicly known or available through no wrongful act of the receiving party; (d) it is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (e) it is released by the protected party to a third party without restriction; (f) it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (g) it is relevant to the defense of any claim or cause of action asserted against the receiving party; (h) it has been or is independently developed or obtained by the receiving party; or (i) it is necessary for BNY to release such information to BNY's internal or external accountants or legal counsel who are subject to a duty of confidentiality. BNY acknowledges and agrees that in connection with its services under this Agreement it receives non-public confidential portfolio holdings information ("Portfolio Information") with respect to the Fund. BNY agrees that, subject to the foregoing provisions of and the exceptions set forth in this Section 8 (other than the exception set forth above in this Section 8 as sub-item (a), which exception set forth in sub-item (a) shall not be applicable to the Fund's Portfolio Information), BNY will keep confidential the Fund's

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Portfolio Information and will not disclose the Fund's Portfolio Information other than pursuant to a written instruction from the Fund; provided that without the need for such a written instruction and notwithstanding any other provision of this Section 8 to the contrary, the Fund's Portfolio Information may be disclosed to third party pricing services which are engaged by BNY in connection with the provision of services under this Agreement and which shall be subject to a duty of confidentiality with respect to such Portfolio Information.

          9. Regulation S-P. BNY agrees to make reasonable efforts to adhere to the Fund's policy regarding the use of Fund shareholder and potential shareholder information as required by Regulation S-P. BNY shall be free to share information regarding Fund shareholders and potential Fund shareholders, on an as needed basis in order to fulfill its role as administrator, with other authorized agents of the Fund including service providers and brokers. BNY shall also be free to provide such information to its internal and external auditors, counsel and accountants, its regulators and examiners, and to any other person when advised by its counsel that it could be liable for failure to provide such information.

         10. Compensation. For the services provided hereunder, the Fund agrees to pay BNY such compensation as is mutually agreed from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. The Fund authorizes BNY to debit the Fund's custody account for all amounts due and payable hereunder. BNY shall deliver to the Fund invoices for services rendered after debiting the Fund's custody account with an indication that payment has been made. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY, the Fund's net asset value shall be computed at the times and in the manner specified in the Fund's Prospectus.

         10. Term of Agreement. (a) This Agreement shall continue until terminated by either BNY giving to the Fund, or the Fund giving to BNY, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice. Upon termination hereof, the Fund shall pay to BNY such compensation as may be due as of the date of such termination, and shall reimburse BNY for any disbursements and expenses made or incurred by BNY and payable or reimbursable hereunder.

         (b) Notwithstanding the foregoing, BNY may terminate this Agreement upon 30 days prior written notice to the Fund if the Fund shall terminate its custody agreement with The Bank of New York, or fail to perform its obligations hereunder in a material respect.

         11. Authorized Persons. Attached hereto as Exhibit B is a list of persons duly authorized by the Trustees of the Fund to execute this Agreement and give any written or oral instructions, or written or oral specifications, by or on behalf of the Fund. From time to time the Fund may deliver a new Exhibit B to add or delete any person and BNY shall be entitled to rely on the last Exhibit B actually received by BNY.

         12. Amendment. This Agreement may not be amended or modified in any manner except by a written agreement executed by BNY and the Fund, and authorized or approved by the Fund's Trustees.

         13. Assignment. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of BNY, or by BNY without the written consent of the Fund accompanied by the authorization or approval of the Fund's Trustees.

         14. Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction the Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

         15. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

         16. No Waiver. Each and every right granted to BNY hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY of any right preclude any other or future exercise thereof or the exercise of any other right.

         17. Limitations of Liability of the Trustees and Shareholders. It is expressly acknowledged and agreed that the obligations of the Fund hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Fund, personally, but shall bind only the trust property of the Fund, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Fund and signed by an officer of the Fund, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund as provided in its Declaration of Trust.

         18. Notices. Each notice, request, demand, approval or other communication which may be or is required to be given under this Agreement shall be in writing in English and shall be deemed to have been properly given when delivered personally at the address set forth below for the intended party during normal business hours at such address, when sent by facsimile transmission to the respective facsimile transmission numbers of the parties set forth below, or when sent by recognized overnight courier service or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Fund:              First Trust Exchange-Traded Fund
                                      1001 Warrenville Road, Suite 300
                                      Lisle, Illinois  60532

                                      Attention:  General Counsel
                                      Facsimile:  630-241-8650
                                      Confirm:  630-241-8798

         If to BNY:                   The Bank of New York
                                      101 Barclay Street, 20W
                                      New York, New York  10286

                                      Attention:  Alfred Irving
                                      Facsimile:  212-815-2889
                                      Confirm:   212-815-5031

Notices shall be given to such other addressee or address, or both, or by way of such other facsimile transmission number, as a particular party may from time to time designate by written notice to the other parties hereto given in accordance with this Section. Each notice, request, demand, approval or other communication which is sent in accordance with this Section shall be deemed given and received for all purposes of this Agreement as of three business days after the date of deposit thereof for mailing in a duly constituted United States post office or branch thereof, one business day after deposit with a recognized overnight courier service or upon confirmation of receipt of any facsimile transmission. Notice given to a party hereto by any other method shall only be deemed to be given and received when actually received in writing by such party.

         19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

         IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

                                      FIRST TRUST EXCHANGE-TRADED FUND



                                      By ______________________________________
                                         Title:________________________________



                                      THE BANK OF NEW YORK



                                      By ______________________________________
                                         Title:________________________________

                                    EXHIBIT A


               FIRST TRUST DOW JONES SELECT MICROCAP INDEX(SM) FUND

                                    EXHIBIT B

         I, W. Scott Jardine, General Counsel of First Trust Advisors L.P. and Secretary of First Trust Exchange-Traded Fund, a Massachusetts business trust (the "Fund"), do hereby certify that:

         The following individuals serve in the following positions with the First Trust Advisors L.P., and each has been duly authorized by the Board of Trustees of the Fund to give written or oral instructions or written or oral specifications by or on behalf of the Fund to BNY and the signatures set forth opposite their respective names are their true and correct signatures.

       NAME                       POSITION                      SIGNATURE

                         MANAGING DIRECTOR AND CHIEF
   MARK BRADLEY               FINANCIAL OFFICER         ______________________

KELLEY CHRISTENSEN        ASSISTANT VICE PRESIDENT      ______________________

    JIM DYKAS                  VICE PRESIDENT           ______________________

   CHRIS FALLOW                   ASSOCIATE             ______________________

  SCOTT JARDINE                GENERAL COUNSEL          ______________________

   DAN LINQUIST             SENIOR VICE PRESIDENT       ______________________

   KRISTI MAHER           ASSISTANT GENERAL COUNSEL     ______________________

  BOB PORCELLINO            SENIOR VICE PRESIDENT       ______________________

   ROGER TESTIN             SENIOR VICE PRESIDENT       ______________________

   STAN UELAND                    ASSOCIATE             ______________________

   MIKE ZINSKY                    ASSOCIATE             ______________________

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                                   SCHEDULE I


                             ADMINISTRATIVE SERVICES

          1. Oversee the maintenance by the Fund's custodian of certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act.

          2. Establish appropriate expense accruals, maintain expense files and coordinate the payment of invoices.

          3. Prepare for review and approval by the Treasurer for the Fund, its counsel and its independent accountants financial information for the Fund's semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to Fund shareholders or Securities and Exchange Commission ("SEC") and arrange for the printing and dissemination of such reports and communications to record and beneficial shareholders through The Depository Trust Company.

          4. Prepare federal, state and local income tax returns for each Fund and Series and file such returns upon the approval of the Fund's respective independent accountants; monitor and report on Sub-Chapter M qualifications; prepare and file all Form 1099s with respect to each Fund's directors or trustees; monitor compliance with Section 4982 of the Internal Revenue Code; calculate and maintain records pertaining to Original Issue Discount and premium amortization as required; perform ongoing wash sales review (i.e., purchases and sales of Fund investments within 30 days of each other). Prepare and maintain tax lot schedules for each security purchased by the Fund.

          5. Prepare and, subject to approval of each Fund's Treasurer, disseminate to such Fund's Board quarterly unaudited financial statements and schedules of such Fund's investments and make presentations to the Board, as appropriate.

          6. Prepare for review and approval by the Treasurer and Chief Executive Officer of the Fund, its counsel and its independent accountants the Fund's periodic financial reports required to be filed with the SEC on Form N-SAR, Form N-Q, Form N-CSR and financial information required by Form N-1A and such other reports, forms or filings as may be mutually agreed upon.

          7. Prepare recommendations as to each Fund's income and capital gains available for distribution; calculate such distributions for each Fund in accordance with applicable regulations and the distribution for each Fund in accordance with applicable regulations and the distribution policies set forth in the Fund's registration statement, and assist Fund management in making final determination of distribution amounts.

          8. Oversee and review calculation of fees paid to the Fund's investment adviser, custodian and Transfer Agent.

          9. Respond to, or refer to the Fund's officers or the Distributor or the Transfer Agent, shareholder inquiries relating to the Fund.

         10. Provide testing on a weekly basis, to portfolios to assist the Fund's investment adviser in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and Fund Prospectus and Statement of Additional Information limitations as may be mutually agreed upon.

         11. Review and provide assistance on shareholder communications.

         12. Prepare for review and approval by the Treasurer of the Fund, its counsel and its independent accountants and file annual and semi-annual shareholder reports with the appropriate regulatory agencies; review text of "President's letters" to shareholders and "Management's Discussion of Fund Performance" (which shall also be subject to review by the Fund's legal counsel).

         13. Organize, attend and prepare minutes of shareholder meetings.

         14. Counsel and assist the Fund in the handling of routine regulatory examinations and work closely with the Fund's legal counsel in response to any non-routine regulatory matters.

         15. Prepare for review and approval by the Treasurer for the Fund, its counsel and its independent accountants and file with the SEC amendments to the Fund's registration statement, including updating the Prospectus and Statement of Additional Information, where applicable.

         16. Prepare for review and approval by the Treasurer for the Fund, its counsel and its independent accountants and file with the SEC proxy statements and proxy cards; provide consultation on proxy solicitation matters.

         17. Prepare agenda and board materials for Board meetings, make presentations where appropriate, prepare minutes and follow-up on matters raised at Board meetings and maintain minute books.

         18. Prepare and file with the SEC Rule 24f-2 notices.

         19. Prepare statistical reports for outside information services (e.g., IBC/Donoghue, ICI, Lipper Analytical and Morningstar).

         20. Blue Sky Services
o Subject to approval of each Fund's Board and its legal counsel, perform initial registration for Funds or Series in such states as each Fund shall identify to the Administrator.

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


o Subject to approval of each Fund's Board and its legal counsel, perform renewal registration for Funds or Series in such states as each Fund shall identify to the Administrator.
o             Receive nightly downloads of sales data from transfer agents.
o             Update state/territory sales information for each Fund or Series.
o Create and maintain state/territory sales information worksheets for each Fund or Series.
o Monitor changes in Blue Sky laws and procedures for all registered states/territories.
o Subject to approval of each Fund's legal counsel, update filing requirements for all law and procedural changes.
o Communicate directly with regulatory authorities in states/territories as needed.
o Periodically attend Investment Company Institute (ICI) State Liaison Committee meetings.

         21. Prepare and execute periodic certifications and sub-certifications, in a form agreed to by the Fund and BNY, with respect to Form N-Qs, Form N-CSRs, compliance policies and procedures under Rule 38a-1 of the Investment Company Act of 1940, as amended ("Rule 38a-1"), and such other matters that may be reasonably requested by the Fund or the Fund's Chief Compliance Officer from time to time.

         22. Periodically provide a written assessment of BNY's Rule 38a-1 compliance program to the Fund in conformity with current industry standards that is reasonably acceptable to the Fund.

                                   SCHEDULE II


                       VALUATION AND COMPUTATION SERVICES

          I. BNY shall maintain the following records on a daily basis for each Series.

                    1. Report of priced portfolio securities

                   2. Statement of net asset value per share

         II. BNY shall prepare on behalf of the Fund all books and records of the Fund as required by Rule 31a-1 under the 1940 Act, and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of BNY's duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulation as may be mutually agreed to between the Fund and BNY. Without limiting the generality of the foregoing, BNY will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents for each Series:

                    1.     General Ledger

                    2.     General Journal

                    3.     Cash Receipts Journal

                    4.     Cash Disbursements Journal

                    5.     Subscriptions Journal

                    6.     Redemptions Journal

                    7.     Accounts Receivable Reports

                    8.     Accounts Payable Reports

                    9.     Open Subscriptions/Redemption Reports

                   10.     Transaction (Securities) Journal

                   11.     Broker Net Trades Reports

        III. BNY shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker's Ledger) on a semiannual basis for each Series. Schedule D shall be produced on an annual basis for each Series.

         The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, the Securities and Exchange Commission and the Fund's Auditors.

         IV. For internal control purposes, BNY uses the Account Journals produced by The Bank of New York Custody System to record daily settlements of the following for each Series:

                  1. Securities bought

                  2. Securities sold

                  3. Interest received

                  4. Dividends received

                  5. Capital stock sold

                  6. Capital stock redeemed

                  7. Other income and expenses

         All portfolio purchases for the Fund are recorded to reflect expected maturity value and total cost including any prepaid interest.







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